Exhibit 99.1

CARMAX BOARD ELECTS NEW DIRECTOR

RICHMOND, Va., April 24, 2017 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Sona Chawla to membership on the board. Chawla will serve on the Audit Committee.

Chawla, 49, is the Chief Operating Officer of Kohl’s, a position she has held since November 2015. Before joining Kohl’s, she served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Chawla has 16 years of experience in digital and retail.

“Sona brings to the CarMax board extensive retail expertise and a true talent for developing e-commerce initiatives that drive an exceptional customer experience,” said Bill Nash, chief executive officer of CarMax. “She’s a highly valuable addition to our board as CarMax continues to build a seamless integration between the in-store and online customer experience.”

About CarMax

CarMax is the nation’s largest retailer of used cars and operates more than 170 stores in 39 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 24,000 associates nationwide. During the 12 months ending February 28, 2017, the company retailed 671,294 used cars and sold 391,686 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

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Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597
Media:
pr@carmax.com, (855) 887-2915